Exhibit 10.12
***	INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.
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Manufacturing Services and Supply Agreement
     This Manufacturing Services and Supply Agreement (the “Agreement”) is made and entered into as of this ___ day of ___, 2005, (the “Effective Date”) by and between Patriot Technologies, Inc. having its place of business 5108 Pegasus Court, Suite F, Frederick, MD 21704 USA (“Patriot Technologies”) and Sourcefire, Inc., having its place of business 9770 Patuxent Woods Drive, Columbia Maryland 21046 USA (“OEM Partner”).
Background
     A. Patriot Technologies has extensive experience manufacturing and configuring appliances for many different electronic applications.
     B. OEM Partner has created a market for OEM Partner’s security appliances and services.
     C. The parties mutually desire that Patriot Technologies (i) supply Configuration Services in conjunction with OEM Partner’s inventory with OEM Partner’s Technology, and/or (ii) manufacture certain customized appliances in accordance with OEM Partner’s specifications. With respect to the services performed by Patriot Technologies pursuant to subclause (i) above, OEM Partner agrees in this Agreement to compensate Patriot Technologies for such services, and with respect to the appliance produced under subclause (ii) above, OEM Partner shall purchase such appliances from Patriot Technologies, in accordance with the terms and conditions of this Agreement.
The parties therefore agree as follows:
Agreement
1. Definitions. As used herein, capitalized terms will have the meanings set forth below.
          1.1 “Affiliate” means any corporation, partnership, association, or other entity with respect to which a party, directly or indirectly through a subsidiary, has not less than 30% ownership, but only if that corporation, partnership, association, or other entity expressly agrees in writing to be bound by this Agreement, and only while that ownership relationship exists.
          1.2 “Appliances” will mean any products to be manufactured by Patriot Technologies hereunder.
          1.3 “Bill of Materials” means a complete and detailed list of all components, materials, and other items including, but not limited to, chasses, motherboards, processors, disk drives, power supplies, cables and mounting brackets that are necessary to manufacture Appliances.
          1.4 “Certification” means, with respect to each Appliance, that Patriot Technologies has provided OEM Partner with one or more prototypes which demonstrate to OEM Partner reasonable satisfaction that Patriot Technologies is capable of producing the
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Appliance in accordance with the applicable Specifications, and that the Appliance is ready for commercial production.
          1.5 “Common Material” means all items comprising the Appliance as documented by the Bill of Materials and Specification and includes all inventory items necessary to produce Appliances up to the supplied and accepted OEM Partner’s forecast (including materials not specific to any Appliances but is used in their production).
          1.6 “Confidential Information” means any information disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) during the term of this Agreement, which at the time of disclosure is identified as “confidential” or “proprietary” or which the Receiving Party knew or reasonably should have known is confidential or proprietary. Patriot Technologies’ schedules, pricing and the Manufacturing Technology is the Confidential Information of Patriot Technologies. OEM Partner’s Specifications, the OEM Partner’s Technology, the identity of OEM Party’s customers and resellers and/prospective customers or resellers is the Confidential Information of OEM Partner.,
          1.7 “Configuration Services” shall have the meaning given such term in Section 2.1. (i) and will apply only to OEM Partner’s supplied inventory.
          1.8 “Finished Goods” mean completed Appliances that have been combined with the OEM Partner’s Technology, configured and branded in all material respects in accordance with the Bill of Materials and the Specifications and packaged for shipment.
          1.9 “Intellectual Property Rights” means all present and future copyrights, trade secret rights, patent rights, utility models, industrial property rights, mask work rights, and all other intellectual property and proprietary rights, including all applications and registrations with respect thereto, arising under the laws of any country or jurisdiction worldwide, but excluding all trademark and trade name rights.
          1.10 “Licensed Patents” means all present and future patents, patent applications, and invention disclosures that are owned by or licensed to OEM Partner or any of its Affiliates and that would be infringed by the manufacture or sale of an Appliance, including any and all combinations, continuations, counterparts, divisions, extensions, re-examinations, registrations, reissues, and renewals thereof in any country or jurisdiction worldwide.
          1.11 “Manufacturing Technology” means Patriot Technologies’ proprietary technology, and any improvements and modifications to such technology, necessary to manufacture the Appliances, together with any and all Intellectual Property Rights therein or related thereto.
          1.12 “OEM Partner’s Inventory” means any and all hardware procured separately by OEM Partner from a third party and shipped to Patriot Technologies to be used in connection with the Configuration Services.
          1.13 “OEM Partner’s Technology” means OEM Partner’s proprietary software (in object code form) owned or licensed by OEM Partner along with an accompanying
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compilation of open source software that operates with the OEM Partner proprietary software together with any and all Intellectual Property Rights therein.
          1.14 “Order” has the meaning given to it in Section 3.7(a).
          1.15 “Product Addendum” means a set of detailed Specifications and operational requirements pertaining to the manufacture of an Appliance by Patriot Technologies hereunder, as further described in Section 3.1.
          1.16 “Specifications” means the design, engineering, functional and/or technical specifications for each Appliance, including Bills of Materials, assembly drawings, process documentation, test specifications, current revision number, and approved vendor lists. The Specifications for each Appliance will be as mutually agreed by the parties and set forth in the applicable Product Addendum.
          1.17 “Work in Process” means completed or partially completed Appliances that have not been sealed for shipment, including, without limitation, Appliances that are in assembly, burn-in, testing, s/w load, QA, or packaging.
2. Structure of Relationship.
          2.1 Overview of Manufacture and Supply Relationship. This Agreement will govern all transactions between the parties with respect to (i) the configuration of OEM Partner’s inventory with OEM Partner’s Technology and pursuant to OEM Partners’ Specification (the “Configuration Services”) and (ii) the manufacture and supply of the Finished Goods by Patriot Technologies for delivery to OEM Partner and/or its respective customer. During the term of this Agreement, OEM Partner may from time to time submit Orders for (y) Configuration Services and/or (z) Finished Goods, in each instance, to be fulfilled by Patriot Technologies in accordance with the service level commitments outlined in Exhibit B and shipped directly to OEM Partners’ customers. The parties will agree on Product Addenda pursuant to Section 3.1, and OEM Partner will issue Orders for Configuration Services and/or Finished Goods under each such Addenda as further set forth in Section 3.
          2.2 Relationship Management. Each party will designate two contact persons who will be primarily responsible for coordinating and overseeing such party’s activities under this Agreement; one of whom will act as a primary commercial contact and one of whom will act as a technical liaison with the other party for purposes of administering this Agreement.
3. Appliance Manufacture.
          3.1 Overview. From time to time, OEM Partner may request that Patriot Technologies perform the Configuration Services and/or produce Finished Products that shall be covered by the programs in Exhibit A, in lots. In such event, the parties will agree upon and execute a Product Addendum for such Configuration Services and/or Finished Products. Each Product Addendum will contain, at a minimum:
(a)	a Bill of Materials;
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(b)	a mutually agreed upon description of the applicable OEM Partner’s Technology that is required;

(c)	Specifications;

(d)	prices and pricing terms for the Configuration Services and/or the Finished Product; and

(e)	any other terms and conditions related to the Appliance that the parties may deem appropriate.
          3.2 Delivery of OEM Partner Technology. Upon the parties’ execution of a Product Addendum, or as soon thereafter as is reasonably possible, OEM Partner will provide Patriot Technologies with all OEM Partner’s Technology necessary to perform its services hereunder.
          3.3 License Grants.
          (a) Patent License. OEM Partner hereby grants to Patriot Technologies a worldwide, non-exclusive, fully paid, royalty-free license under the Licensed Patents during the term of this Agreement solely for the purpose of (a) performing the Configuration Services, (b) making, having made, exporting, and importing Appliances and the Finished Goods; and (c) selling the Appliances and the Finished Goods to “OEM Partner” and its Affiliates and to any third party designated by “OEM Partner” in writing as an authorized purchaser of the Appliances.
          (b) Copyright and Trade Secret License. OEM Partner hereby grants to Patriot Technologies a worldwide, non-exclusive, fully paid, royalty-free license under all Intellectual Property Rights (other than patent rights) of OEM Partner and its Affiliates applicable to the performance of the Configuration Services and customization, manufacture and sale of the Appliances and the Finished Goods as contemplated by this Agreement to use, reproduce, perform, display, modify, and create derivative works from the OEM Partner’s Technology and such other information and materials provided by OEM Partner hereunder solely in connection with the manufacture and sale of the Appliances as permitted under Section 3.3(a).
          (c) Trademark License. OEM Partner hereby grants Patriot Technologies a worldwide, non-exclusive, royalty-free license to use and place OEM Partner’s trademarks on the Appliances sold under this Agreement to “OEM Partner” or its Affiliates or other authorized purchasers designated by OEM Partner, if such marking is required by the applicable Product Addenda. OEM Partner will provide Patriot Technologies in writing from time to time with written instructions regarding the use and placement of “OEM Partner’s” trademarks on such Appliances; alternatively, such instructions may be set forth in the applicable Product Addenda.
          (d) Have Made Rights and Sublicensing. Patriot Technologies may exercise its “have made” rights under the license granted in Section 3.3(a) and may sublicense its rights under Section 3.3(b) upon the prior written consent of OEM Partner,
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provided, however, that any such companies adhere to confidentiality restrictions no less restrictive than those contained herein. All other exercise of “have made” rights is prohibited and all other sublicensing of rights under the licenses granted in this Section 3.3 is prohibited.
          3.4 Manufacturing Set-Up. “OEM Partner” acknowledges that in order to fulfill Patriot Technologies’ obligations under this Section 3, Patriot Technologies may be required to acquire, install and configure certain specific tooling, machinery, equipment, fixtures and other manufacturing aids and property (the “Set-Up Property”). “OEM Partner” further acknowledges that, to set up such Set-Up Property and to ensure the manufacture of the Appliances in accordance with the applicable Product Addenda, it may be necessary for Patriot Technologies to engage the assistance of certain engineers and other third parties and to incur certain related expenses (the “Set-Up Expenses”). “OEM Partner” agrees to reimburse Patriot Technologies for all Set-Up Expenses and all costs for the acquisition and/or development of Set-Up Property specifically required to manufacture “OEM Partner’s” appliances which are not currently part of Patriot’s manufacturing process. Any and all such charges will be pre approved by “OEM Partner”.
          3.5 Ownership of Set-Up Property. Patriot Technologies will own all right, title and interest in and to the Set-Up Property; provided, however that during the term of this Agreement, Patriot Technologies agrees to not use the Set-Up Property to manufacture Appliances for any third party, without OEM Partner’s prior written consent.
          3.6 Certification.
          (a) Promptly following the parties’ execution of a Product Addendum, Patriot Technologies will begin procuring and installing the Set-Up Property, if applicable, relating to the Appliance.
          (b) Patriot Technologies will deliver to OEM Partner a prototype of the Finished Goods within the timeframe set forth in the applicable Product Addendum. OEM Partner will inspect and test the prototype to determine whether the prototype conforms to the Specifications and, in particular, whether the prototype is ready for commercial production. OEM Partner agrees to notify Patriot Technologies in writing of any non-conformance within thirty (30) days following receipt of the prototype from Patriot Technologies (the “Certification Period”); such written notice will contain complete and accurate details of the nature of the nonconformity. If Patriot Technologies does not receive notice from OEM Partner of any non-conformance within the Certification Period, the prototype Finished Goods will be deemed certified for commercial production. However, if during the Certification Period, OEM Partner rejects the prototype as non-conforming to the Specifications, Patriot Technologies will have sixty (60) days following receipt of OEM Partner’s notice to correct the non-conformance and deliver new prototypes to OEM Partner. OEM Partner will then have a second thirty (30) day Certification Period following the delivery of the new prototypes to determine whether the revised prototype conforms to the Specifications, including the Certification criteria. If OEM Partner then determines that the prototype does not conform to the applicable Specifications, then OEM Partner may, at its option, either: (i)
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terminate further development of such Finished Goods, without any liability to Patriot Technologies; or (ii) permit Patriot Technologies to continue correcting any nonconformities. If Patriot Technologies does not receive notice from OEM Partner of any non-conformance within the second Certification Period, the revised prototype Finished Goods will be deemed certified for commercial production.
          3.7 Forecasts and Orders Generally. The forecast and ordering processes for Appliances will be as follows, unless otherwise set forth in the applicable Product Addendum.
          (a ) Forecasts and Orders. “OEM Partner” will use its reasonable commercial efforts to provide a rolling forecast (the “Forecast”) to Patriot Technologies, so that the day to day demand can be managed for the first 2 months of every quarter. On or before the 10th day of the 3rd month of every quarter “OEM Partner” will forecast pre-build inventory to support quarter end orders which will detail the Appliances to be manufactured by Patriot Technologies and purchased by “OEM Partner’s” customers. Patriot Technologies understands that the Forecast is an estimate of quantities required. “OEM Partner” will have no minimum volume commitment hereunder apart from the commitment established by its Orders in accordance with this Section 3.7. “OEM Partner” may order Appliances by submitting to Patriot Technologies a purchase order (the “Order”) containing, at a minimum, the following: date, purchase order number, ship to address, Appliance/product, part number, quantity, cost, requested shipping method, and requested ship date. “OEM Partner” may place such Orders by mail, facsimile, or email, as “OEM Partner” chooses. “OEM Partner” may submit Orders along with “OEM Partner’s” standard purchase order or other contractual terms; provided, however, that any preprinted terms on “OEM Partner’s” standard purchase order or such other contractual terms will not apply to any transaction between the parties unless such terms are contained in a written document signed by authorized representatives of both parties. All Orders are subject to Patriot Technologies’ written acceptance, which will be in Patriot Technologies’ sole discretion, and will be deemed rejected unless “OEM Partner” receives written notice of Patriot Technologies’ acceptance thereof; provided, however, that Patriot Technologies agrees to accept any “OEM Partner” Order that complies with Patriot Technologies’ published lead times and terms of this agreement.
          (b) Order Changes. For any purchase order, issued in accordance to this Agreement, “OEM Partner” or its Affiliates may (i) increase the quantity of Finished Goods or (ii) reschedule the quantity of Finished Goods and their shipment date or (iii) decrease quantities on a scheduled shipment or (iv) redirect shipments. It is Patriot Technologies desire to provide as much flexibility as possible. All quantity increases of previously accepted purchase orders are subject to acceptance by Patriot Technologies. OEM Partner will be notified within 24 hours, if an increase is not possible based on current production schedules or inventory availability. Any purchase order quantities increased or rescheduled pursuant to this Section may not be subsequently increased or rescheduled without the prior written approval of Patriot Technologies. All other changes in quantity or shipment date require Patriot Technologies’ prior written consent. Any re-schedules that exceed ninety (90) days after the purchase order date will be subject to a one percent (1%) per month inventory
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carrying charge. Patriot Technologies will use reasonable commercial efforts to meet quantity increases. If there are extra costs to meet a schedule increase in excess of the above limits, Patriot Technologies will inform “OEM Partner” for its approval in advance. Changes to Appliances may incur additional costs for re-imaging, re-configuration, adding or subtracting components or changes to packaging and documentation. ***
          3.8 Delivery and Acceptance. The delivery and acceptance processes for the Finished Goods will be as follow, unless otherwise set forth in the applicable Product Addendum.
          (a) Delivery. Subject to the provisions of Section 12.11, Patriot Technologies will use commercially reasonable efforts to ship the Finished Goods on or before the shipping date specified in the applicable Order or Order Change Notice; provided, however, that Patriot Technologies will promptly notify OEM Partner in writing of Patriot Technologies’ anticipated inability to meet, in whole or in part, any agreed-upon ship date. All Appliances will be shipped ex works (IncoTerms 2000) Patriot Technologies’ Frederick manufacturing plant. Patriot Technologies will pack and label all Appliance shipments in such a way as to be acceptable to carriers and in accordance with good commercial practices. Title and risk of loss or damage to the Appliances will pass to OEM Partner upon Patriot Technologies’ delivery to a common carrier. OEM Partner will bear any and all shipping and handling costs.
          (b) Acceptance. After receipt of a Finished Goods shipment, OEM Partner or its customer shall have forty-five (45) days (the “Acceptance Period”) in which to inspect and accept or reject the shipment for conformity to the applicable Specifications. If OEM Partner determines that any Finished Goods fails to conform to the applicable Specifications, OEM Partner will be entitled to reject the Finished Goods during the Acceptance Period by giving Patriot Technologies written notice containing sufficient details of such nonconformity; provided, however, that any unit not rejected by written notification to Patriot Technologies within the Acceptance Period will be deemed accepted. As Patriot Technologies’ sole and exclusive obligation for any rejected Finished Goods, Patriot Technologies will provide a return material authorization number and ship a newly manufactured replacement Finished Goods to OEM Partner or customer. In the event of a miscount in a delivery, OEM Partner will notify Patriot Technologies of such miscount within five (5) days after OEM Partner’s receipt of such delivery and such miscount will not be a basis for rejection; provided, however, that in the case of an over-shipment, OEM Partner will be entitled to return, at Patriot Technologies’ expense and risk of loss, any units in excess of the quantities ordered by OEM Partner’s; and in the case of an under-shipment, Patriot Technologies will promptly ship the remaining balance of ordered Finished Goods units.
          3.9 Specification Changes.
          (a) General. Either party may, during the term of this Agreement, request changes to the Specifications for the Configuration Services and/or Finished Goods (each, a “Change”) by delivering to the other party a written engineering change
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notice (an “ECN”) describing the changes and the proposed effective date of such changes.
          (b) OEM Partner -Requested ECNs. If OEM Partner is the requesting party, within ten (10) business days following receipt of an ECN, Patriot Technologies will advise OEM Partner in writing regarding: (a) any change in prices or delivery schedules resulting from the ECN and (b) any additional set-up expenses related to an ECN, and (c) any obsolescence costs resulting from the ECN, as further described in Section 3.10 (collectively, the “ECN Charge Detail”). If OEM Partner elects to proceed with such change, OEM Partner will notify Patriot Technologies of such election in writing (a “Change Order”). If Patriot Technologies does not receive written confirmation of OEM Partner’s election to proceed with the Change within thirty (30) days following OEM Partner’s receipt of the ECN Charge Detail from Patriot Technologies, the ECN will be deemed cancelled with no applicable ECN Charges.
          (c) Patriot Technologies-Requested ECNs. If Patriot Technologies is the requesting party, Patriot Technologies will prepare and submit to OEM Partner an ECN and ECN Charge Detail, detailing the nature of the change, the necessity for the change, and any projected cost or manufacturing schedule impact. Such changes will be subject to OEM Partner’s prior written consent. For all changes requiring OEM Partner’s consent, OEM Partner may withhold its consent in its sole and absolute discretion. If OEM Partner elects to proceed with such change, OEM Partner will provide a Change Order to Patriot Technologies. If Patriot Technologies does not receive a Change Order within thirty (30) days following OEM Partner’s receipt of the ECN and ECN Charge Detail from Patriot Technologies, the ECN will be deemed cancelled with no applicable ECN Charges.
          3.10 ECN Charges. “OEM Partner” will be responsible for obsolescence costs and additional changes related to a Change Order, consistent with normal manufacturing and procurement practices. Within thirty (30) days after Patriot Technologies’ written request therefore, “OEM Partner’s”: (a) will pay Patriot Technologies for material inventory which Patriot Technologies is unable to use in other Appliances or resell at its cost or better; and (b) will reimburse Patriot Technologies for amounts required to be paid by Patriot Technologies under purchase orders Patriot Technologies has placed and incurred as a result of the ECN, to the extent Patriot Technologies cannot cancel them using commercially reasonable efforts.
4. Liability for Long Lead Time Components.
The parties acknowledge that certain components for Appliances may be subject to ordering lead times in excess of ninety (90) days each, a (“Long Lead Time Component”). Patriot Technologies Inc. will notify OEM Partner of any items deemed “Long Lead Time Components” prior to ordering. Patriot Technologies shall have no liability whatsoever due to delays caused by Long Lead Time Components.
5. Intellectual Property Rights.
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          5.1 Preexisting Rights. Except as otherwise set forth herein, neither this Agreement, nor each party’s performance hereunder, will give either party any ownership interest in or rights to the intellectual property rights (including Intellectual Property Rights) of the other party. All intellectual property rights that are owned or controlled by a party at the commencement of this Agreement will remain under the ownership or control of such party throughout the term of this Agreement and thereafter.
          5.2 Innovations. As used herein, the term “Innovations” will collectively mean any inventions, developments or innovations conceived or developed by Patriot Technologies solely during the performance of this Agreement. OEM Partner will be assigned ownership rights to any and all Innovations, whether or not jointly conceived, and intellectual property rights arising therefrom, that derive directly from the “OEM Partner’s” Technology or the “OEM Partner’s” intellectual property rights therein (the ““OEM Partner Innovations”). Patriot Technologies will retain all ownership rights to all other Innovations, whether or not jointly conceived, and all intellectual property rights arising therefrom (the “Patriot Technologies Innovations”), including those Innovations that derive from the Manufacturing Technology, and Patriot Technologies’ proprietary information, materials and intellectual property rights; or (ii) relate to the manufacture or assembly of Appliances. To perfect ownership of OEM Partner’s intellectual property rights, Patriot Technologies hereby assigns to OEM Partner all rights Patriot Technologies may have in the OEM Partner’s Innovations, and to assist and cooperate with OEM Partner in all reasonable respects at OEM Partner’s expense, and execute all documents and, subject to reasonable availability, give testimony and take all further acts reasonably necessary to acquire, transfer, maintain, and enforce such OEM Partner’s intellectual property rights. To perfect ownership of Patriot Technologies intellectual property rights, “OEM Partner” hereby assigns to Patriot Technologies all rights “OEM Partner” may have in the Patriot Technology Innovations, and to assist and cooperate with Patriot Technologies in all reasonable respects at Patriot Technologies’ expense, and execute all documents and, subject to reasonable availability, give testimony and take all further acts reasonably necessary to acquire, transfer, maintain, and enforce such OEM Partner’s intellectual property rights.
6. Pricing and Payment.
          6.1 Prices. OEM Partner will pay Patriot Technologies the price for the Configuration Services and/or Finished Goods as set forth in the applicable Product Addendum. Any related services will be provided to OEM Partner at Patriot Technologies’ standard, burdened time and materials costs. Prices and business in general will be reviewed by both parties on a quarterly basis.
          6.2 Payment Terms. The purchase price for the Configuration Services and/or Finished Goods will be invoiced upon shipment and is due thirty (30) days from date of invoice. Late payments will accrue interest at one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less, from the date due until paid. Prices do not include shipping expense or insurance which will be separately invoiced. All payments will be made in U.S. dollars. OEM Partner will be responsible for paying any applicable sales tax, excise tax or value-added tax on the purchase of Appliances hereunder.
7. Representations and Warranties.
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          7.1 Warranty by Patriot Technologies. The following warranties will apply to each Configuration Service and/or Finished Goods, unless special warranty provisions are set forth in the applicable Product Addendum. *** OEM Partner or its customers may return defective units at any time to Patriot Technologies Inc. for repair after receiving a “Return Material Authorization” from Patriot Technologies. *** This foregoing warranty does not apply to any Appliance that has been subject to misuse, unauthorized modification, neglect, improper testing or installation, attempts to repair, accident, flood, fire, radiation or other hazard.
          7.2 Disclaimer. Except for the warranty provided in Section 7.1, the Appliances and related services are provided “As Is” without any warranty of any kind, and, to the maximum extent allowed by applicable law, Patriot Technologies disclaims any and all other warranties of any kind, whether express, implied or statutory, including to the implied warranties of merchantability, title, non-infringement, fitness of a particular purpose, data accuracy, system integration or quiet enjoyment or any implied warranties arising from usage of trade, course of dealing or course of performance. Without limiting the generality of the foregoing, Patriot Technologies specifically does not represent or warrant that the Appliances will meet “OEM Partner’s” requirements or that they will be accurate or operate without error, nor does Patriot Technologies make any representations or warranties as to the future success of the Appliances or as to the volume of any purchases that may be made under this agreement. To the extent that Patriot Technologies may not disclaim any warranty as a matter of applicable law, the scope and duration of such warranty will be the minimum permitted under such law.
          7.3 Warranties by OEM Partner. OEM Partner represents and warrants that any OEM Partner’s Technology, Specifications, and Bills of Materials provided by OEM Partner to Patriot Technologies contain all of the information, except for Patriot Technologies-supplied information, necessary for Patriot Technologies to manufacture the Appliances and carry out Patriot Technologies’ obligations in the manner contemplated by this Agreement and each Product Addendum.
          7.4 No Warranty Pass-Through. OEM Partner acknowledges and agrees that the warranty provided by Patriot Technologies pursuant to Section 7.1 is for the benefit of “OEM Partner” only, and that no warranties are made to “OEM Partner’s” customers or any third parties. “OEM Partner” will not pass through to its customers or any third parties the warranties made by Patriot Technologies under this Section 7 and will expressly indicate to its customers that they must look solely to “OEM Partner” in connection with any problems, warranty claims or other matters arising with respect to the Appliances
8. Indemnification.
          8.1 By Patriot Technologies. Subject to the conditions set forth in Section 8.3 and the limitations of Patriot Technologies’ liability set forth in Section 9, Patriot Technologies will defend at its own expense any action brought by a third party against “OEM Partner” to the extent such action is based upon a claim that the manufacturing methods used by
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Patriot Technologies to manufacture the Finished Goods or the Configuration Services infringe or misappropriate any Intellectual Property Rights of a third party (except to the extent that any such Appliance or manufacturing method is part of or derived from the “OEM Partner’s” Technology (including any OEM Partner’s Inventory), any Specifications provided by “OEM Partner”, or other instructions provided by “OEM Partner” to Patriot Technologies, any Confidential Information of “OEM Partner”, or any other information provided by “OEM Partner” to Patriot Technologies in connection with this Agreement (collectively, the “OEM Partner’s” -Supplied Materials”)), and Patriot Technologies will pay all costs and damages incurred by OEM Partner that are attributable to any such claim or agreed to in settlement of any such claim. Additionally, Patriot Technologies will defend OEM Partner against any third party claim for damage or injury, including death, to person or property which arises from a manufacturing defect in an Appliance.
          8.2 By “OEM Partner”. Subject to the conditions set forth in Section 8.3 and the limitations of OEM Partner’s liability set forth in Section 9, OEM Partner will defend, indemnify and hold Patriot Technologies harmless from any and all claims, costs, damages, judgments, liabilities and costs (including attorneys’ fees and court costs) arising out of or relating to any action brought by a third party against Patriot Technologies to the extent such action is based upon a claim that an Appliance infringes or misappropriates any Intellectual Property Rights of a third party (except to the extent that such claim is based upon the Manufacturing Technology, Confidential Information of Patriot Technologies or the manufacturing methods or other information used by Patriot Technologies to manufacture the Appliances) or (b) breach by “OEM Partner” of any representation or warranty provided under Section 7, and in each case, “OEM Partner” will pay those costs and damages awarded against Patriot Technologies or agreed upon in a monetary settlement. Additionally, “OEM Partner” will defend Patriot Technologies against any third party claim for damage or injury, including death, to person or property which arises from any defect or alleged defect in the “OEM Partner’s” -Supplied Materials or Patriot Technologies’ use thereof.
          8.3 Conditions. The obligations of each party (the “Indemnifying Party”) under this Section 8 with respect to an action or claim are subject to the following conditions only to the extent the failure of such condition to occur prejudices the Indemnifying Party that: (a) the other Party (the “Indemnified Party”) notify the Indemnifying Party promptly in writing of such action or claim; (b) the Indemnified Party give the Indemnifying Party sole control of the defense thereof (and any negotiations for settlement or compromise thereof); and (c) the Indemnified Party assist and cooperate in the defense thereof at the Indemnifying Party’s request and expense. Notwithstanding the foregoing, the Indemnified Party may participate in the defense of any such action with counsel of its own choice, and the Indemnifying Party may not settle or compromise any such action or claim in a manner that admits criminal or civil liability on the part of the Indemnified Party or results in the Indemnified Party being required to pay damages or being subject to an injunction or similar order, unless the Indemnified Party approves the proposed settlement or compromise in advance and in writing; any purported settlement or compromise without such approval will not be binding on the Indemnified Party. If the Indemnified Party does not elect to participate in the defense of the action or claim, the Indemnifying Party will nevertheless keep the Indemnified Party informed of all material developments relating to such action or claim.
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9. Limitation of Liability.
          9.1 Notwithstanding anything to the contrary in this Agreement, in no event will either party be liable to the other party or any third party for any consequential, exemplary, special, incidental, reliance or indirect damages (including lost profits or loss of goodwill) (collectively, “Consequential Damages”) arising out of or related to this Agreement, whether such damages are based in contract, tort (including negligence and strict liability) or any other form of action, even if such has been advised of the possibility of any Consequential Damages.
          9.2 ***, each party’s total liability to the other for claims arising out of or related to this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount paid by OEM Partner to Patriot Technologies for the Appliances supplied to OEM Partner pursuant to this Agreement. This limitation of liability is cumulative, with all payments being aggregated to determine satisfaction of the limit; the existence of two or more claims will not enlarge the limit. The limitations of liability in this Section 9 will apply notwithstanding the failure of essential purpose of any limited remedy herein. The parties acknowledge that the prices set forth in this Agreement reflect the allocation of risk set forth herein and that the parties would not enter into this Agreement without the foregoing limitations of liability.
10. Confidentiality.
          10.1 Restrictions on Use and Disclosure. The Receiving Party agrees to hold the Disclosing Party’s Confidential Information in confidence, using the same degree (but no less than a reasonable degree) of care and protection that it uses to protect its own confidential information, and will not use or disclose such Confidential Information to any third party except as is reasonably required in connection with the exercise of its rights and the performance of its obligations under this Agreement (and, in the case of disclosure, only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such third parties). The Receiving Party agrees to take reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.
          10.2 Exclusions. The Receiving Party’s obligations with respect to the Disclosing Party’s Confidential Information will terminate when the Receiving Party can demonstrate that such information: (a) was publicly available at the time it was communicated to the Receiving Party; (b) entered the public domain subsequent to the time it was communicated to the Receiving Party through no fault of the Receiving Party; (c) was in the Receiving Party’s possession not in violation of any obligation of confidentiality at the time it was communicated to the Receiving Party; (d) was disclosed to the Receiving Party by a third party not in any violation of any obligation of confidentiality; or (e) was independently developed by employees or agents of the Receiving Party without use of or reference to the Confidential Information; or (f) is disclosed in an issued patent which is publicly available .
          10.3 Legal Obligation to Disclose. The Receiving Party may disclose the Disclosing Party’s Confidential Information pursuant to an order of a court of competent
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jurisdiction or as otherwise required by applicable law. Under such circumstances, the Receiving Party will, if reasonably possible under the circumstance of such disclosure, provide the Disclosing Party with prior written notice of such disclosure in order to afford the Disclosing Party an opportunity to take legal action to prevent or limit the scope of such disclosure, and will cooperate with the other party in connection therewith.
          10.4 Residuals. It is expressly understood and agreed that access to Confidential Information under this Agreement will not preclude the Receiving Party’s employees and contractors having access to the Disclosing Party’s Confidential Information from working on future projects for or on behalf of the Receiving Party, provided that the Receiving Party does not make reference to, use or copy the substance of the Disclosing Party’s Confidential Information.
          10.5 Return or Destruction. Subject to Section 11.3(b), upon termination of this Agreement for any reason, or upon the Disclosing Party’s written request, the Receiving Party will immediately return all originals and copies thereof of any Confidential Information belonging to the Disclosing Party hereunder, or will destroy such information and deliver a certificate to the Disclosing Party, certifying that all such Confidential Information has been destroyed.
11. Term and Termination.
          11.1 Initial Term. The initial term of this Agreement will commence on the Effective Date and continue for a period of one (1) year (the “Initial Term”), unless earlier terminated under Section 11.2. Following the expiration of the Initial Term (unless this Agreement has been terminated under Section 11.2), this Agreement will automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless either party notifies the other at least ninety (90) days prior to the expiration of the then-current term of such party’s desire to not renew this Agreement.
          11.2 Termination. If either party materially breaches any term or condition hereunder, the non-breaching party may terminate this Agreement upon written notice to the breaching party, specifying in reasonable detail the nature of the breach. The breaching party will have thirty (30) days to cure the breach. If the breach is cured within such thirty (30) day period, this Agreement will remain in full force and effect; otherwise, this Agreement will terminate upon the expiration of the thirty (30) day period. Notwithstanding the foregoing, the cure period for “OEM Partner’s” failure to pay any amounts owed hereunder will be ten (10) days following Patriot Technologies’ written notice to “OEM Partner” of such nonpayment.
          11.3 Effect of Termination. Upon the expiration or early termination of this Agreement for any reason:
          (a) “OEM Partner” will immediately pay any and all undisputed amounts owing as of the date of termination of this Agreement;
          (b) Unless Patriot Technologies has terminated this Agreement for “OEM Partner’s” breach pursuant to Section 11.2, Patriot Technologies will fulfill any Orders accepted by Patriot Technologies prior to the date of expiration or termination,
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and “OEM Partner” will pay all amounts due and payable pursuant to such Orders in accordance with Section 6. However, upon “OEM Partner’s” request (due to a lack of requirement for such units or similar reason), Patriot Technologies will negotiate in good faith on a price for partially completed units and inventory of purchased parts, net of any amounts paid by or on behalf of “OEM Partner” to Patriot Technologies’ suppliers. Patriot Technologies will make reasonable attempts to restock or utilize Common Material and to resell such material, or to otherwise promptly and in good faith attempt to mitigate “OEM Partner’s” liability hereunder. Where this is not feasible or to the extent that Patriot Technologies is unsuccessful in such attempts, such Common Material may be sent to “OEM Partner” and Patriot Technologies will bill “OEM Partner” therefore (and if so billed, “OEM Partner” will pay) at Patriot Technologies’ documented purchase cost therefore;
          (c) Patriot Technologies may retain the “OEM Partner’s” Technology and “OEM Partner’s” Confidential Information solely to the extent necessary to fulfill Patriot Technologies’ obligations under Section 11.3(b) above;
          (d) All licenses granted by “OEM Partner” under this Agreement will terminate, except to the extent necessary for Patriot Technologies to fulfill its obligations under Section 11.3(b) above; and
          (e) Sections 1, 3 (solely to the extent Orders under Section 11.3(b) are to be fulfilled), 4, 5, 6, 7, 8, 9, 10, 11.3, 12 and 13 will survive.
12. ***
13. General.
          13.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflict of laws principles that would require the application of the laws of a different state. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
          13.2 Dispute Resolution. Except as may otherwise be set forth expressly herein, all disputes arising under this Agreement shall be resolved as set forth in this Section 12.2. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between a Vice President of “OEM Partner” or his or her designated representative and an executive of similar authority of Patriot Technologies. Either party may give the other party written notice of a dispute. Within ten (10) days after delivery of such notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the first meeting, either party may initiate a meeting between the respective parties’ attorneys and each party shall bear its own legal fees and expenses. All negotiations conducted pursuant to this Section shall be confidential and shall be treated as compromise and settlement negotiations made to avoid further proceedings and potential litigation expenses and may not be construed as an admission of liability. If the parties, after good faith efforts to resolve a dispute under the
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terms of this Agreement (as provided in this Section 12.2), cannot agree to a resolution of the dispute, either party may pursue whatever legal remedies may be available to such party, at law or in equity, before a court of competent jurisdiction as specified in Section 12.3 below.
          13.3 Jurisdiction and Venue. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be instituted exclusively in the state and federal courts located in Frederick County, Maryland,
          13.4 Publicity. The parties agree to either work together on public releases and advertising or not to release any articles, advertising, publicity or other matter relating to this Agreement, without securing the prior written approval of the other, except as may be required by law.
          13.5 Severability. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect. The parties will endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the illegal, invalid or unenforceable provision.
          13.6 Equitable Relief. The parties acknowledge that money damages may not be an adequate remedy for a breach by either party of this Agreement and agrees that the non-breaching party may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security or showing irreparable harm) to enforce or prevent any violation of those provisions of this Agreement.
          13.7 Costs and Expenses. Except as expressly provided for elsewhere in this Agreement, each party will be responsible for all costs and expenses incurred by such party in performing its obligations or exercising its rights under this Agreement.
          13.8 Relationship of Parties. The parties hereto expressly understand and agree that each is acting hereunder as an independent contractor and under no circumstances will the personnel of one party be deemed employees of the other party for any purpose. Neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.
          13.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing, and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile transmission; (c) one (1) business day after having been sent by commercial overnight courier with written verification or receipt; or (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or upon actual receipt thereof, whichever first occurs. All communications will be sent
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to the receiving party’s address on the first page of this Agreement, or to such other address that the receiving party may have provided for purpose of notice as provided in this Section 12.8.
          13.10 Assignment. Neither party may not assign this Agreement, or assign any rights or delegate any obligations hereunder, without the other party’s prior written consent, not to be unreasonably withheld, except that such party may assign this Agreement, without the other party’s prior written consent pursuant to a merger, acquisition or sale of all or substantially all of such party’s assets relating to this Agreement. Any attempted or purported assignment in violation of this Section 13.9 will be null and void.
          13.11 Export Control. Regardless of any disclosure made to Patriot Technologies of an ultimate destination of the Appliances, OEM Partner acknowledges and agrees that all such materials are being released or transferred to OEM Partner in or from the United States and may be subject to U.S. export control laws and regulations, including regulations of the U.S. Bureau of Industry and Security and the U.S. Department of Treasury’s Office of Foreign Assets Control. OEM Partner will comply fully with all applicable export and import control laws and regulations in its use and distribution of the Appliances and, in particular, OEM Partner will not export or re-export the Appliances without all required United States and foreign government licenses.
          13.12 Force Majeure. Except for the obligation to pay any amount when due, any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including fires, floods, epidemics, famines, earthquakes, hurricanes and other natural disasters or acts of God; regulation or acts of any civilian or military authority or act of any self-regulatory authority; wars, terrorism, riots, civil unrest, sabotage, or theft or other criminal acts of third parties; failure of electronic or mechanical equipment; and fluctuations in or failures of electric power, heat, light, air conditioning or telecommunications and shortages of relied-upon services or supplies from vendors specifically designated by OEM Partner’s.
          13.13 Waiver and Modifications. All waivers must be in writing. The failure of either party at any time to require performance by the other of any provision hereof will not affect the right of such party to require performance at any time thereafter, nor will the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself. This Agreement may only be amended by a written document signed by both parties.
          13.14 Construction. The following rules will govern construction of this Agreement: (a) section headings are for convenience only and are not to be used in interpreting this Agreement; (b) as used in this Agreement, the word “including” means “including but not limited to”; (c) in constructing the terms of this Agreement, no presumption will operate in favor of or against any party as a result of its counsel’s role in drafting the terms and provisions hereof; (d) all references to Sections and Exhibits refer to the sections and exhibits, respectively, of this Agreement unless otherwise indicated; (e) in the event of a conflict between the main body of this Agreement and its Exhibits, the language of the Exhibits controls; (f) any capitalized terms used in any Exhibit but not otherwise defined therein will have the meaning as defined in this Agreement; (g) all capitalized terms defined herein apply equally to both the singular and plural
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forms of such terms; (h) all monetary amounts refer to U.S. dollars unless otherwise indicated; (i) all times are with reference to the Eastern time zone unless otherwise indicated; and (j) references to the “term” of this Agreement will include the Initial Term and any Renewal Term unless otherwise indicated.
          13.15 Entire Agreement. This Agreement, including all Exhibits, constitutes the final and entire agreement between the parties and is intended as the complete and exclusive statement thereof, regarding the supply of Appliances by Patriot Technologies to “OEM Partner’s”. This Agreement supersedes all prior or contemporaneous, agreements, understandings and communications between the parties, whether written or oral, which hereafter will have no effect. The terms of any purchase order or similar document submitted by “OEM Partner” to Patriot Technologies will not modify the provisions of this Agreement unless signed by Patriot Technologies.
          13.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.
     In Witness Whereof, the parties hereto have caused their duly authorized representatives to enter into this Agreement as of the Effective Date.

Patriot Technologies, Inc.		“OEM Partner”

By:	/s/ Steve Keefe	By:	/s/ Todd P. Headley

Name:	Steve Keefe	Name:	Todd P. Headley

Title:	Sr VP	Title:	CFO

Date:	12/14/2005	Date:	December 15, 2005

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Exhibit A
Advance Exchange Warranty Fulfillment Program
1. In the event of a hardware failure of an Appliance, the end user of the Appliance will contact “OEM Partner” for assistance in troubleshooting the problem. “OEM Partner” will diagnose the problem and attempt to resolve the problem with the end user over the phone.
2. Hardware troubleshooting is the responsibility of “OEM Partner” or its designee.
3. If after troubleshooting, “OEM Partner” will contact Patriot Technologies to initiate an advance exchange (“Advanced Exchange”) of the defective Appliance with a replacement Appliance.
4. Patriot Technologies will provide a Return Material Authorization Number (an “RMA Number”) to “OEM Partner” and ship a conforming replacement Appliance to ““OEM Partner” as set forth in more detail below.
5. “OEM Partner” may request RMA Numbers either by email or telephone. Patriot Technologies will accept telephone requests during normal Patriot Technologies business hours, Monday through Friday excluding Patriot Technologies-observed holidays. With respect to email requests, Patriot Technologies will reply to “OEM Partner” with an RMA Number.
6. If the Advanced Exchange request is received by Patriot Technologies before 3pm Eastern Standard Time, Patriot Technologies will attempt, to the extent commercially practicable, to ship a replacement Appliance the same day the request is received. If such request is received after 3pm Eastern Standard Time, Patriot will attempt, to the extent commercially practicable, to ship a replacement Appliance the day after the request is received.
7. Shipping will be by air freight, priority overnight service to “OEM Partner” or its designee unless “OEM Partner” requests other service and Patriot Technologies agrees.
8. Patriot Technologies will include with the replacement Appliance, instructions on how to return the defective Appliance, which must be returned within thirty (30) calendar days, complete with such Appliance’s original packaging and documentation, to Patriot Technologies freight collect with the RMA number displayed on the outside of the shipping container. Patriot may provide a prepaid shipping label to facilitate the return of the Appliance.
9. Appliances returned with in the 45 day “Acceptance Period”, as referenced in 3.8 (b), will be replaced with newly manufactured units. Outbound and inbound freight will be paid by Patriot Technologies.
10. Appliances returned after the 45th day “Acceptance Period” but with in the first year after shipment receive parts and labor coverage. Lost or missing parts will incur additional charges. Outbound freight will be paid by Patriot Technologies and inbound freight will be paid by “OEM Partner”.
11. Appliances returned during years two and three receive parts coverage only as stated from the original manufacturer. Labor will be billed at $80 per hour with a two hour minimum. . Lost or missing parts will incur additional charges. Returned packaging materials not deem acceptable will incure a packaging charge of $25. Inbound and outbound freight will be paid by “OEM Partner”.
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12. With OEM Partner’s prior written consent and unless otherwise provided in this Agreement, Patriot Technologies will ship refurbished Appliances from OEM Partner’s spares inventory pool.
13. In order to provide rapid fulfillment of Advanced Exchange units, “OEM Partner” will purchase and Patriot Technologies will store, secure, and maintain a spares inventory pool of a reasonable number of Appliances.
14. Before shipment of a replacement Appliance, Patriot Technologies will configure a unit from the spares inventory pool to meet the specifications of the Appliance being replaced. Such configuration may include adding or removing components, re-labeling, and loading the hard drive with the standard image of the Appliance model being replaced.
15. If the spares inventory pool does not contain an Appliance that can be configured as contemplated in paragraph 11, Patriot Technologies will sell to “OEM Partner” and “OEM Partner” will purchase at the current standard price, a new Appliance (and licenses included therewith) that Patriot Technologies will then so configure.
16. Patriot Technologies will maintain accurate records of Appliance serial numbers and RMA Numbers and will track the return of defective units back to Patriot Technologies for refurbishment.
17. Patriot Technologies will notify OEM Partner’s Technical Support on a regular basis of all outstanding Appliances with RMA Numbers. It will be “OEM Partner’s” responsibility to secure the return of defective Appliances.
18. Upon receipt of a defective Appliance, Patriot Technologies will refurbish the Appliance and return it to the spares inventory pool within ten (10) business days of receipt. Refurbishment will consist of re-imaging the hard drive to for the purpose of making preexisting data thereon difficult to access, repairing or replacing failed components, reasonably cleaning and eliminating dust and debris, replacing worn and damaged packaging and collateral, and generally restoring the Appliance to “like new” condition. Each refurbishment unit will incur costs of 2 hours shop labor at $80 per hour plus any missing or damaged parts. Any Appliances not deemed repairable or suitable for return to the pool will be the property of the “OEM Partner”. A re-packaging charge of $25.00 to cover new packaging materials will also apply.
19. Notwithstanding the foregoing or anything else in the Agreement to the contrary, in no event will Patriot Technologies be responsible for normal wear and tear of the Appliance or any Appliances that have been subject to misuse, unauthorized modification, neglect, improper testing or installation, attempts to repair, accident, flood, fire, radiation or other hazard; including, but not limited to, any shipping, processing or refurbishing charges.
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EXHIBIT B
Demo unit Fulfillment Program
1. “OEM Partner” may request Demo Unit Appliances either by email or telephone. Patriot Technologies will accept telephone requests during normal Patriot Technologies business hours, Monday through Friday excluding Patriot Technologies-observed holidays.
2. If the Demo Unit Appliance request is received by Patriot Technologies before 3pm Eastern Standard Time, Patriot Technologies will attempt, to the extent commercially practicable, to ship a Demo Unit Appliance the same day the request is received. If such request is received after 3pm Eastern Standard Time, Patriot will attempt, to the extent commercially practicable, to ship a Demo Unit Appliance the day after the request is received.
3. Shipping will be by air freight, priority overnight service to “OEM Partner” or its designee unless “OEM Partner” requests other service and Patriot Technologies agrees.
4. Patriot Technologies will include with the Demo Unit Appliance, instructions on how to return the Demo Unit Appliance. All Demo Unit Appliances returned must be complete with such Appliance’s original packaging and documentation, to Patriot Technologies freight pre-paid with the RMA number displayed on the outside of the shipping container. Patriot Technologies may provide a prepaid shipping label to facilitate the return of the Demo Unit Appliance.
5. “OEM Partner” will advise in writing, prior to shipping, if Patriot Technologies should ship either a new or refurbished Demo Unit Appliance from “OEM Partner’s” Demo inventory or Advanced Exchange inventory pool.
6. In order to provide rapid fulfillment of Demo Unit Appliances, Patriot Technologies recommends “OEM Partner” purchase and Patriot Technologies, store, secure, and maintain an inventory pool of a reasonable number of Demo Unit Appliances. The number of units in the pool is at the discretion of the “OEM Partner”.
7. Before shipment of a Demo Unit Appliance, Patriot Technologies will configure a unit from the spares inventory pool to meet the specifications of the Appliance. Such configuration may include adding or removing components, re-labeling, and loading the hard drive with the standard image of the Appliance model being replaced.
8. If the Demo Unit Appliance or spares inventory pool does not contain an Appliance that can be configured as required, Patriot Technologies will sell to “OEM Partner” and “OEM Partner” will purchase at the current standard price, a new Appliance (and licenses included therewith) that Patriot Technologies will then so configure.
9. Patriot Technologies will maintain accurate records of Appliance serial numbers and RMA Numbers and will track the return of Demo Unit Appliances back to Patriot Technologies for refurbishment.
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10. Patriot Technologies will notify “OEM Partner’s” Technical Support on a regular basis of all outstanding Demo Unit Appliances with RMA Numbers. It will be “OEM Partner’s” responsibility to secure the return of Appliances.
11. Upon receipt of a returned Demo Unit Appliance, Patriot Technologies will refurbish the Appliance and return it to the spares inventory pool within ten (10) business days of receipt. Refurbishment will consist of re-imaging the hard drive to for the purpose of making preexisting data thereon difficult to access, repairing or replacing failed components, reasonably cleaning and eliminating dust and debris, replacing worn and damaged packaging and collateral, and generally restoring the Appliance to “like new” condition. Each refurbishment unit will incur costs of 2 hours shop labor at $80 per hour plus any missing or damaged parts. A re-packaging charge of $25.00 to cover new packaging materials will apply.
12. All inbound and outbound shipping charges under the Demo Unit Appliance Program will be paid by “OEM Partner”.
13. Changes to Appliances may incur additional costs for re-imaging, re-configuration, adding or subtracting components or changes to packaging and documentation to bring Demo Unit Appliances up to the current revision.
14. Notwithstanding the foregoing or anything else in the Agreement to the contrary, in no event will Patriot Technologies be responsible for normal wear and tear of the Appliance or any Appliances that have been subject to misuse, unauthorized modification, neglect, improper testing or installation, attempts to repair, accident, flood, fire, radiation or other hazard; including, but not limited to, any shipping, processing or refurbishing charges.
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Exhibit c
Service Level Commitments
Exhibit B
Service Level Requirements
     1. Supported Products. Patriot Technologies agrees that it will use commercially reasonable efforts to maintain up-to-date contracts with all third-party vendors specified in Schedule A and shall provide the Finished Goods to OEM Partner, OEM Partner’s Customers or Partners upon request. Any new Products supported by “OEM Partner” that Patriot Technologies is not currently authorized to resell must be available through Patriot Technologies within 30 days of e-mail notification of an amendment to Exhibit B by “OEM Partner” to a mutually agreed upon point of contact at Patriot Technologies’ site.
     2. Order Notification. Patriot Technologies will provide order confirmation to “OEM Partner” or customers or partners eof any and all orders provided to Patriot Technologies by “OEM Partner” or one of OEM Partner’s Customers or Partners for all Finished Goods purchased pursuant to the terms of this Agreement.
     Order Submission process. Orders will be submitted by the “OEM Partner” directly to Patriot Technologies. Any Orders received by “OEM Partner” will sent to Patriot Technologies via fax or e-mail. Patriot Technologies will provide Order Notification to “OEM Partner” and customer or partner.
     3. Delivery. Patriot Technologies will provide timely delivery of Finished Goods to the designated delivery location specified by “OEM Partner” and/or the applicable customer or partner placing the Finished Goods order. Patriot Technologies will provide “OEM Partner” with an estimated time of delivery. Patriot Technologies will use commercially reasonable efforts to provide delivery in accord with OEM Partner’s delivery commitments with each applicable customer.
     4. Product Return and Maintenance Contract Issues. Patriot Technologies will provide prompt administration, coordination and processing of any issues that result in the return or replacement of products either at time of installation or, where applicable, during the life of any maintenance contracts sold by Patriot Technologies in conjunction with each Finished Goods.
     5. Order Tracking. Patriot Technologies will provide a web-based order tracking system within 30 days of contract signing and number for all orders for product in conjunction with the sale of OEM Partner’s Finished Goods s.
     7. Leasing options. Patriot Technologies will provide commercially reasonable and competitive leasing rates based upon the customer or partner’s credit rating for the products or
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products and services when so requested by “OEM Partner” or one of OEM Partner’s customers or partners.
     8. Sales Support. Patriot Technologies will provide product sales support from the hours of 8 am to 8 pm E.S.T. from Monday –to Friday to support “OEM Partner” or one of OEM Partner’s customers or partners.
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PRODUCT ADDENDUM NUMBER 1
To that certain
Manufacturing Services and Supply Agreement
     This Product Addendum No. 1 is entered into as of August 4, 2006 by and between OEM Partner, Inc., a Delaware corporation having a business address at 9770 Patuxent Woods Drive, Columbia, MD 21046 (“OEM Partner”) and Patriot Technologies, Inc., a Delaware corporation having its primary business address at 5108 Pegasus Court, Suite F, Frederick, Maryland 21704 (“Patriot Technologies”, and with OEM Partner, collectively the “Parties” and individually, a “Party”), amending that certain Manufacturing Services and Supply Agreement entered into by and between the Parties dated December 12, 2005 (the “Agreement”). Unless otherwise defined herein, capitalize terms shall have the meaning given such terms in the Agreement.
WHEREAS, Patriot Technologies and OEM Partner previously executed the Agreement for Patriot to assemble and configure OEM Partner’s security appliances whereby Patriot Technologies had agree to (i) provide certain Configuration Services in conjunction with OEM Partner’s inventory and OEM Partner’s Technology, and/or (ii) manufacture certain customized appliances in accordance with OEM Partner’s specifications; and
WHEREAS, the Parties desire to add this Product Addendum No. 1 to the Agreement pursuant to which Patriot Technologies shall develop a new Appliance called the System-On-Module Carrier Board and System Chassis specific for OEM Partner based upon OEM Partner’s specifications (the “New Appliance”).
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
     1. New Appliance. Patriot Technologies hereby agrees to create, develop and deliver the New Appliance based upon the specifications set forth in Schedule A (attached hereto) (the “New Appliance Specifications”). The term “New Appliance” shall be included within the defined term “Appliance” under the Agreement.
     2. Certification. Patriot Technologies shall provide five (5) prototypes for OEM Partner’s inspection and testing on or before September 15, 2006. OEM Partner shall use and test these prototypes to determine, in good faith and using its sole and absolute discretion, whether the New Appliance and any resulting Finished Goods conform to the New Appliance Specifications (or as the case may be, the Amended New Appliance Specifications) and, in particular, whether the prototypes are ready for commercial production (the “Certification Testing”).
          a. The OEM Partner may at any time modify or supplement the New Appliance Specifications (the “Amended New Appliance Specifications”), and in such an event, any delivery dates herein shall be equitably adjusted to accommodate any delays directly resulting from such Amended New Appliance Specifications. In the event OEM Partner issues an Amendment New Appliance Specification after Patriot Technologies has delivered the prototypes (in accordance with this Section 2), OEM Partner shall return such prototypes to Patriot Technologies along with the Amended New Appliance

Specifications, and Patriot Technologies shall use its best efforts to conform the prototypes to the Amended New Appliance Specifications as soon as practicable, time being of the essence. OEM Partner recognizes that certain changes to the New Appliance Specification could incur additional development fees not included in the original Development Fees structure if either the System-On-Module Carrier Board or System Chassis require re-tooling. Upon redelivery of the prototypes (having been modified to conform to the Amended New Appliance Specifications), the OEM Partner shall again perform the Certification Testing to determine if such prototypes conform to the Amended New Appliance Specification and are ready for commercial production. Sourcefire agrees to apprise Patriot Technology as soon as practicable as to the progress of any Certification Testing being undertaken by Sourcefire, as well as any contemplated changes to any New Appliance Specifications or Amended New Appliance Specifications, as the case may be.
          b. The date upon which OEM partner determines that the prototypes conform to the New Appliance Specifications (or the Amended New Appliance Specifications, as the case may be) and are ready for commercial production shall be referred to as the Certification Date.
Section 3.6(b) and Section 3.6(a) of the Agreement shall not apply to this Product Addendum No. 1.
     3. ***
     4. ***
     5. Cancellation of Conditional Order.
          a. In the event New Appliance does not meets the New Appliance Specifications (or the Amended New Appliance Specifications, as the case may be) on or before November 15, 2006 or OEM Partner determines at any point in time, with a reasonable degree of certainty, that the New Appliances will not meet the New Appliance Specifications (or the Amended New Appliance Specifications, as the case may be) on or before November 15, 2006, OEM Partner shall have the right to request that Patriot Technologies return the Development Fees paid under Section 3, and Patriot Technologies, upon receiving such request, shall promptly refund OEM Partner such Development Fees to the extent Patriot Technologies has received a refund fee such Development Fees from its subcontractor. Notwithstanding the previous sentence, Sourcefire shall have no right to a refund of the Development Fees commencing on the date Patriot Technologies first delivers a prototype that conforms in every respect to the applicable New Appliance Specifications (or Amended New Appliance Specifications, as the case may be).
          b. Additionally, In the event OEM Partner cannot certify that the New Appliances, the resulting Finished Goods or any prototype meets the New Appliance Specifications (or the Amended New Appliance Specifications, as the case may be) or are ready for commercial production on or before November 15, 2006, or OEM Partner determines at any point in time, with a reasonable degree of certainty, that the New Appliances, the resulting Finished Goods or any prototype will not meet the New Appliance Specifications (or the Amended New Appliance Specifications, as the case may be) or will not be ready for commercial production on or before November 15, 2006, OEM Partner shall have the right to cancel without any liability the Conditional Order issued under Section 4, and Patriot Technologies shall have no rights to invoice OEM Partner any amounts under such Conditional Order.
     6. Intellectual Property Rights.
          a. Patriot Technologies Innovation. For purposes of this Product Addendum No. 1 and the Agreement, and notwithstanding Section 5 of the Agreement, the parties agree that, except as specified below, all right, title and interest in the New Appliance bill of materials, designs, mechanical drawings, schematics, software (in object and source), drivers, operating systems, applications, interfaces, utilities, architecture, firmware, configurations and all intellectual property rights therein (the “New Appliance Materials”) shall be deemed a “Patriot Technologies Innovation” (as that term is defined in Section 5.2 of the Agreement), provided however, that:
               (i) during the Term and for all periods thereafter, Patriot Technologies (A) shall not use (in the production of any products for any other third party), sell or license the Patriot Technologies Innovations, in whole or in part, exclusive of individual “COTS” components, (Currently Off the Shelf) and (B) shall cause its subcontractor to not produce or sell the New Appliance to any parties other than Patriot Technologies specifically for OEM Partner, and
               (ii) any third party rights in any portions of the New Appliance Materials (including, without limitation, any design or manufacturing packages, or operating systems) shall not be Patriot Technologies Innovations (the “Third Party Rights”). Notwithstanding the foregoing, Patriot hereby represents and warrants that during the Order Period, it shall retain sufficient rights in and to any such Third Party Rights to enable Patriot Technologies to perform under this Product Addendum No. 1.
          b. OEM Partner Innovations. The parties agree that all rights, title and interests in the New Appliance Specification, any Amended New Appliance Specifications and any documentation of the New Appliances and any resulting Finished Goods and all intellectual property rights therein shall vest and reside solely in and with the OEM Partner and shall be consider, for purposes of Section 5.2 of the Agreement as an OEM Partner Innovation. Unless otherwise permitted under this Product Addendum No. 1 or the Agreement, Patriot Technologies shall have no rights to the OEM Partner Innovations (including without limitation any rights to use the OEM Partner Innovations in the manufacturing of products for any third party).
          c. Limited License Grant. Patriot Technologies hereby grants to OEM Partner
               (i) a nonexclusive, fully paid, worldwide, perpetual, irrevocable license to make, use, execute, reproduce, display, perform, and distribute copies and prepare derivative works of the Patriot Technologies Innovations and all updates, patches and fixes, and
               (ii) a nonexclusive, fully paid, worldwide, license to use, execute, reproduce, display, and perform the proprietary driver specific to OEM Partner and OEM Partner’s API, and all associated updates, patches and fixes;
for use in OEM Partner’s research and development labs and for disaster recovery/business continuity purposes. Further, at the request of OEM Partner, Patriot Technologies agrees to take all commercially reasonable measures to acquire or provide those technologies needed by OEM Partner for use in OEM Partner’s research and development labs and for disaster recovery/business continuity purposes.
          d. Release Conditions. Upon the occurrence of any Release Condition, Patriot Technologies hereby grants to OEM Partner a nonexclusive, fully paid, worldwide, perpetual, irrevocable license to make, use, execute, reproduce, display, perform, and distribute copies and prepare derivative works of the Patriot Technologies Innovations and the Third Party Rights of Patriot Technologies subcontractor, and all associated updates, patches and fixes. A Release Condition shall mean any one of the following:
                    (A) an uncured breach by Patriot Technologies’ subcontractor of any term or condition of this Product Addendum No. 1 or the Agreement or OEM Partner terminates the Agreement ;

                    (B) Patriot Technologies’ subcontractor becomes insolvent or files for protection under state or federal bankruptcy laws; or
                    (C) the total number of New Appliances and/or the resulting Finished Goods ordered under this Product Addendum No. 1 equals or exceeds Twenty Thousand (20,000) units.
In connection with the foregoing, Patriot Technologies agrees to deliver a copy of the Patriot Technologies Innovations and the proprietary driver specific to OEM Partner and OEM Partner’s API (along with all updates, patches and fixes) to OEM Partner upon completion for purposes of the license granted in Section 5(c)(i) and agrees to deposit a copy of the Patriot Technologies Innovation, along with all updates, patches and fixes (the “Deposit Materials”) with an escrow agent acceptable to the OEM Partner, together with all documentation within thirty (30) days of the Effective Date. Expenses of the escrow agent and subsequent agreement to be paid by OEM Partner. The resulting escrow agreement governing the escrow of the Deposit Materials shall entitle OEM Partner, without prejudice to any other rights or remedies available to OEM Partner, to claim and receive immediate delivery of the Deposit Materials under the license described above in the always latest version together with the documentation upon the occurrence of any one of the conditions in Section 6(c)(ii)(A), Section 6(c)(ii)(B), in Section 6(c)(ii)(C) or Section 6(c)(ii)(D) (each a “Release Condition”). The foregoing obligation to provide the Deposit Materials and the OEM Partner’s right to claim and receive delivery of the Deposit Materials shall as well apply if any of the above described events arises before the parties successfully execute an acceptable escrow agreement.
     7. Representations and Warranties. Pursuant to Section 7.1 of the Agreement, upon completing of the Certification Testing, the parties shall mutually agree upon the warranties to be provided with the New Appliance and the resulting Finished Goods, but in no event shall the warranty period for such New Appliance and resulting Finished Goods be less than one (1) year in duration.
     8. Set-Up Expense; Set-Up Property. Unless otherwise outlined in this Product Addendum No. 1, there are no Set-Up Expenses or Set-Up Property owed or required in connection with Patriot Technologies’ manufacture of the New Appliance and any resulting Finished Goods as contemplated as of the date of this Product Addendum Number 1.8.
     9. The Parties agree that the terms and conditions in this Amendment No. 1 shall be effective as of August 1, 2006.
     10. Unless otherwise expressly modified or replaced by this Product Addendum No. 1, the terms and conditions of the Agreement (and the Exhibits) shall apply in full force and effect.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by it’s duly authorized representative

PATRIOT TECHNOLOGIES, INC.	SOURCEFIRE, INC.

Signature	Signature

Name	Name

Title	Title

Date	Date

SCHEDULE A
New Appliance Specifications